Exhibit 99.1

                CCBT Affected by Change in Massachusetts Tax Law

     SOUTH YARMOUTH, Massachusetts, -- (BUSINESS WIRE) - March 5, 2003--CCBT Financial Companies, Inc. (the "Company") (NASDAQ: CCBT), the holding company for Cape Cod Bank and Trust Company, N.A. (the "Bank"), announced today that the Company will accrue a liability in the first quarter of 2003 of approximately $5.1 million, representing an estimate of the additional state tax liability, including interest (net of any federal and state tax deductions associated with such taxes and interest), relating to the deduction for dividends received from a real estate investment trust subsidiary (a "REIT") for the 1999 through 2001 fiscal years, and the previously anticipated deduction for fiscal 2002, thus reducing earnings by $5.1 million in the first quarter of 2003. The accrued liability is the result of new legislation signed today by the Governor of Massachusetts that amends Massachusetts law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999. As a result of the enactment of this legislation, the Company has ceased recording the tax benefits associated with the dividend received deduction effective for the 2003 tax year and accrued the liability described above.

     CCBT Preferred Corp. ("CCBT Preferred") is a REIT formed by the Bank in the second quarter of 1999. Since that time and prior to the enactment of the new legislation discussed above, the Bank has taken a tax deduction under a Massachusetts statute that provides for a dividends received deduction equal to 95% of certain dividend distributions made by CCBT Preferred to the Bank. As previously announced, the Bank received notices of assessment from The Commonwealth of Massachusetts Department of Revenue ("DOR") for tax years ended December 31, 1999, 2000 and 2001 based on the DOR's contention that dividend distributions by CCBT Preferred to the Bank are fully taxable in Massachusetts. The Company is aware that the DOR has also sent similar notices to numerous other financial institutions in Massachusetts that reported a deduction for dividends received from a REIT on their Massachusetts financial institution excise tax returns.

     The Company believes that this legislation will be challenged, especially the retroactive provisions, on constitutional and other grounds. The Company would support such a challenge and otherwise intends to defend vigorously its position.

     This press release may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the federal securities laws. These statements are based on management's beliefs and on assumptions made by, and information currently available to, management. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, changes in legislation, prevailing interest rates and changes in economic conditions. The Company cautions you that, while forward-looking statements reflect its good faith beliefs when the Company makes them, they are not guarantees of future performance and are impacted by actual events when they occur after the Company makes such statements.

Contact:
         CCBT Financial Companies, Inc.
         Phillip W. Wong, 508/760-8306